Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Natural Resource Partners L.P., of our report dated February 26, 2015, relating to the financial statements of OCI Wyoming LLC for the year ended December 31, 2014, appearing in the Annual Report on Form 10-K of Natural Resource Partners L.P. for the year ended December 31, 2014 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 2, 2015